Aberdeen Standard Investments ETFs 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2021, relating to the consolidated financial statements of Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF and Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF, each a series of Aberdeen Standard Investments ETFs, for the year ended December 31, 2020, and to the references to our firm under the heading “Consolidated Financial Highlights” in the Prospectus and on the cover and under the headings “Financial Statements“ and “Miscellaneous Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 3, 2021